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                                  EXHIBIT INDEX



EXHIBIT NO.               DESCRIPTION                                  PAGE
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   99.1        Press Release . . . . . . . . . . . . . . . . . . . . . . 4



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                  G&K SERVICES TO ACQUIRE UNIFORM RENTAL ASSETS
                            OF NATIONAL LINEN SERVICE

     G&K Services, Inc. (NASDAQ:GKSRA) today announced that it has signed an agreement to purchase the uniform rental assets, plus selected linen rental assets, of National Linen Service (NLS), a division of National Service Industries, Inc. The acquisition will greatly strengthen G&K's position in the Southeastern United States and make it the third largest supplier in the uniform leasing industry, with anticipated revenues in excess of $500 million in the fiscal year beginning July 1, 1997.

     Under the agreement, G&K will acquire 29 NLS processing facilities. The facilities include 20 uniform rental plants, five linen rental plants and four mixed uniform and linen rental plants. All but five of the plants are located in the Southeastern United States. The 20 uniform rental facilities have annualized revenues of approximately $125 million; the nine other plants have annualized revenues of approximately $80 million. G&K already operates 32 plants in the United States and Canada with reported revenues of $341 million during the most recent four quarters.

     The cash purchase price will be approximately $287 million, subject to adjustment after a post-closing audit.

     The transaction has been approved by the Boards of Directors of both companies, and is subject to the satisfaction of various closing conditions, including approval under the Hart-Scott-Rodino Act. The closing is expected to occur within six weeks. G&K has obtained bank commitments to facilitate the financing of the acquisition and the refinancing of its existing bank and other indebtedness.


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     "This acquisition presents a tremendous opportunity for G&K," said Richard
Fink, Chairman of G&K Services. "Added to our existing business in the Southeast, it will give us a leading market presence in this rapidly growing region. G&K will also become the third largest player in the North American uniform rental industry. We will be able to leverage our corporate programs over a much broader revenue base, and be a more credible competitor for large regional and national uniform accounts. In addition, the increased revenues will allow us to scale back our planned investments in startup ventures over the next several years."

     "We see great potential to improve the performance of the acquired uniform plants over the next few years by introducing our strong operating and marketing systems. Although G&K's historical focus has been on uniform leasing, we will carefully evaluate the strategic potential of each acquired linen facility to determine whether it should be retained as a G&K operation," added Fink. "The period after closing should be very exciting, as we move forward to make the new business a part of G&K."

     Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. Expectations related to the acquisition of the NLS facilities are, of course, contingent upon the closing of the transaction; the successful integration of the NLS operations; the company's ability to retain the NLS customer base; unforeseen operating risks; the availability of capital to finance planned growth; competition within the uniform leasing industry; and the effects of economic conditions.


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     G&K Services is one of North America's largest suppliers of corporate work uniform programs. The company provides services in the United States and Canada from over 90 processing plants and service centers.


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